EXHIBIT NO. 99.(j) 2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references made to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” and “Appendix M – Recipients of Non-Public Portfolio Holdings on an Ongoing Basis” in the Statement of Additional Information of MFS Municipal High Income Fund, a series of MFS Series Trust III, in Post-Effective Amendment No. 64 to the Registration Statement (Form N-1A, No. 2-60491).

We also consent to the incorporation by reference, in such Statement of Additional Information of our report, dated March 19, 2018, with respect to the financial statements and financial highlights of MFS Municipal High Income Fund, included in the Annual Reports to Shareholders for the fiscal year ended January 31, 2018.

ERNST & YOUNG LLP
Ernst & Young LLP

Boston, Massachusetts
May 30, 2018